Exhibit 5.1

Alan D. Hambelton

+1 206 452-8756

ahambelton@cooley.com

July 30, 2020

Seattle Genetics, Inc.

21823 30th Drive SE

Bothell, WA 98021

Ladies and Gentlemen:

We have represented Seattle Genetics, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 6,000,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), pursuant to the Company’s Amended and Restated 2007 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined the Registration Statement and the related prospectus, the Company’s Fourth Amended and Restated Certificate of Incorporation, as amended to date, and Amended and Restated Bylaws, each as currently in effect, the Plan and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, and the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable (except as to Shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Alan D. Hambelton

Alan D. Hambelton

Cooley LLP    1700 Seventh Avenue    Suite 1900    Seattle, WA    98101-1355

t: (206) 452-8700     f: (206) 452-8800     cooley.com